ATLANTA, February 1, 2022 – Invesco Ltd. (NYSE: IVZ) announced today that Nelson Peltz, Chief Executive Officer and Founding Partner for Trian Fund Management, and Ed Garden, Chief Investment Officer and Founding Partner for Trian, have informed the firm that they are stepping down from the Board of Directors, effective immediately, in light of their appointment to the Board of Directors of Janus Henderson Group plc. Mr. Peltz and Mr. Garden were appointed to the Invesco Ltd. Board in November 2020 and have indicated that Trian Partners remains confident in Invesco’s leadership, business momentum and long-term strategy. Trian Partners is the company’s second- largest shareholder. G. Richard Wagoner, Chair of the Invesco Ltd. Board of Directors, said, “We are pleased to have Trian as a significant shareholder. Nelson and Ed have an impressive track record as long-term investors and have a deep appreciation for the significant growth opportunities within the asset management industry. The Board and I appreciate Nelson and Ed’s strong partnership over the past 14 months as we executed our strategy to drive sustainable growth and further enhance long-term shareholder value. We wish them all the best in their future endeavors.” Marty Flanagan, Invesco President and CEO, commented, “We continue to be highly convicted about the opportunities in the asset management industry. Nelson and Ed have been great partners to the business as we worked to further strengthen our ability to deliver strong outcomes for clients, employees and shareholders while positioning the firm for long-term success. We look forward to a continued dialogue with Trian as an ongoing Invesco shareholder.” Mr. Peltz and Mr. Garden commented, “As a major shareholder, Trian believes strongly in the Invesco franchise, its people and future potential. Under Marty’s leadership and the stewardship of the Invesco Ltd. Board, Trian believes Invesco is very well positioned to help clients achieve their investment outcomes while delivering significant long-term value for shareholders. We remain confident in Invesco’s ability to be a winner in the highly dynamic asset management industry through growth, innovation and strong capital allocation.” About Invesco Ltd. Invesco Ltd. is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver Press Release Contact: Jeaneen Terrio jeaneen.terrior@invesco.com 212-278-9205 Invesco Ltd. announces changes to its Board of Directors Nelson Peltz and Ed Garden step down from the Board Trian expresses confidence in Invesco’s leadership, business momentum and long-term strategy a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed US$1.6 trillion in assets on behalf of clients worldwide as of December 31, 2021. For more information, visit www.invesco.com. ###